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                                                                    EXHIBIT 12.1


                                 EL PASO ENERGY
                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                 -------------------------------
                                                   1999        1998       1997
                                                 --------   --------   ---------
                                                     (DOLLARS IN MILLIONS)

Earnings
      Pre-Tax income (loss) before preferred
       dividends of subsidiary and cumulative
       effect of accounting change              $   (298)   $  (451)   $   664
      Minority interest in consolidated
       subsidiaries                                   37          8          4
      Income from equity investees                   (96)       (84)       (53)
                                                 -------    -------    -------
      Pre-Tax income (loss) from
       continuing operations before minority
       interest in consolidated subsidiaries
       and income from equity investees             (357)      (527)       615

      Fixed charges                                  552        453        381
      Distributed income of equity investees          44         24         19
      Capitalized interest                           (23)        (9)        (9)
      Preferred stock dividend requirements of
       consolidated subsidiaries                     (34)       (40)       (38)
      Minority interest in consolidated
       subsidiaries                                  (37)        (8)        (4)
                                                 -------    -------    -------
        Totals earnings available for
         fixed charges                           $   145    $  (107)   $   964
                                                 =======    =======    =======
Fixed charges
      Interest and debt expense                  $   470    $   388    $   332
      Interest component of rent                      12         13         11
      Preferred stock dividend
       requirement                                    34         40         38
      Fixed charges portion of Minority
       interest in consolidated
       subsidiaries                                   36         12         --
                                                 -------    -------    -------
        Total fixed charges                      $   552    $   453    $   381
                                                 =======    =======    =======
Ratio of earnings to fixed charges (1)                -- (2)     -- (2)   2.53
                                                 =======    =======    =======

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso Energy has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2) Earnings were inadequate to cover fixed charges by $407 million and $560 million for 1999 and 1998, respectively.

    For purposes of calculating these ratios: (i)"fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pretax preferred stock dividend requirements of consolidated subsidiaries, and minority interests in consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirements of consolidated subsidiaries.